                                                                      EXHIBIT 11
                         BEARINGS, INC. AND SUBSIDIARIES
                         -------------------------------
                       Computation of Net Income Per Share
                                   (Unaudited)
                      (Thousands, except per share amounts)


- --------------------------------------------------------------------------------

                                      Three Months Ended         Nine Months Ended
                                            March 31                  March 31
                                       1996         1995         1996         1995
                                     -------      -------      -------      -------

    Average Shares Outstanding (B)
    ------------------------------
1.  Average common shares
    outstanding                       12,341       11,624       12,285       11,516

2.  Net additional shares
    outstanding assuming stock
    options exercised and
    proceeds used to purchase
    treasury stock                       255          177          274          204
                                     -------      -------      -------      -------

3.  Adjusted average common
    shares outstanding for
    fully diluted computation         12,596       11,801       12,559       11,720
                                     =======      =======      =======      =======


    Net Income
    ----------
4.  Net income as reported in
    statements of consolidated
    income                           $ 6,122      $ 4,349      $15,826      $10,721
                                     =======      =======      =======      =======

    Net Income Per Share (B)
    ------------------------
5.  Net income per average
    common share outstanding
    (4/1)                            $  0.50      $  0.37      $  1.29      $  0.93
                                     =======      =======      =======      =======

6.  Net income per common
    share on a fully
    dilutive basis (4/3)             $  0.49(A)   $  0.37(A)   $  1.26(A)   $  0.91(A)
                                     =======      =======      =======      =======

(A) Fully diluted net income per share is not presented as the dilutive effect is less than 3%.

(B) All share and per share data have been restated to reflect the three for two stock split effective December 4, 1995.